Exhibit (b)(i)

December 30, 2024

Casago Holdings, LLC
15475 N Greenway Hayden Loop, Suite B2
Scottsdale, AZ 85260-1616
Attention: Joseph Riley
Email: joseph@patriotfamilyhomes.com

Re:          Equity Financing Commitment

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Casago Holdings, LLC, a Delaware limited liability company (“Parent”), Vista Merger Sub II Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Company Merger Sub”), Vista Merger Sub LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent (“LLC Merger Sub” and collectively with Company Merger Sub, “Merger Subs”), Vacasa, Inc., a Delaware corporation (the “Company”) and Vacasa Holdings LLC, a Delaware limited liability company (“Company LLC”). Capitalized terms used and not defined herein but defined in the Agreement shall have the meanings ascribed to them in the Agreement. This letter is being delivered by each of the undersigned “Equity Investors” set forth on Annex A hereto (each, an “Equity Investor”) to Parent in connection with the execution of the Agreement.

1.          Commitment.  This letter confirms the irrevocable commitment of each Equity Investor, on a several (and not joint or joint and several) basis, subject to the conditions set forth herein, to purchase (or cause an assignee permitted by the terms of Section 4(a) hereof to purchase) at the Closing (if and when such Closing is required to occur under Section 1.3 of the Agreement), directly or indirectly, equity of Parent (such equity of Parent, the “Subject Equity Securities”) for a cash amount equal to the “Commitment Amount” set forth opposite such Equity Investor’s name on Annex A hereto (each such amount, as may be reduced pursuant to the penultimate sentence of this Section 1, an “Equity Financing Commitment” and the aggregate Equity Financing Commitments, the “Aggregate Equity Financing Commitment”), solely for the purpose of Parent funding the payment of, together with the proceeds of the Rollover, (i) the aggregate consideration required to be paid by Parent at the Closing under the Agreement (including the payments required to be made by Parent under Section 4.2 and Section 4.7 of the Agreement), and (ii) all fees and expenses required to be paid by Parent at the Closing or thereafter under the Agreement in connection with the transactions contemplated by the Agreement, in each case, if and only to the extent required to be funded by Parent at or prior to the Closing pursuant to the Agreement (collectively, the “Required Parent Payments”) and not for any other purpose; provided that to the extent an Equity Investor syndicates or otherwise assigns a portion of its Equity Financing Commitment in accordance with Section 4(a), its Equity Financing Commitment shall be proportionally reduced by the portion of such Equity Financing Commitment syndicated or assigned to such assignee. Notwithstanding anything to the contrary in this letter, the Equity Investors may change each Equity Investor’s Equity Financing Commitment without the consent of any other party hereto (other than the Equity Investor whose Equity Financing Commitment is to be changed); provided that the sum of the Equity Investors’ Equity Financing Commitments shall remain, in the aggregate, equal to the Aggregate Equity Financing Commitment and any such change shall not relieve any Equity Investor of its obligations under this letter (including with respect to such Equity Investor’s Equity Financing Commitment) nor reasonably be expected to impede or delay the Mergers. The parties hereto understand and agree that (A) no Equity Investor (together with its permitted assigns) shall under any circumstances be obligated to purchase any equity or debt securities of, or make any other payment to or investment in, Parent or any other Person, other than the purchase of the Subject Equity Securities pursuant to the terms hereof for an aggregate purchase price equal to such Equity Investor’s Equity Financing Commitment, and (B) the funding of each Equity Financing Commitment will occur contemporaneously with or immediately prior to the Closing. The obligation of each Equity Investor (together with its permitted assigns) to fund such Equity Investor’s Equity Financing Commitment at the Closing is subject to the terms of this letter and each of the following conditions: (1) the satisfaction or waiver by Parent, and the continued satisfaction or waiver by Parent, of all of the conditions to Parent’s obligations to effect the Closing set forth in Article VII of the Agreement (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied) and Parent otherwise being required to consummate the Closing pursuant to the terms of the Agreement and (2) the prior or substantially contemporaneous contribution of each of the Rollover Stockholders that has entered into a Support Agreement of all of such Rollover Stockholder’s Rollover Equity to Parent (or any direct or indirect parent entity thereof), in each case, as specified in such Rollover Stockholder’s Support Agreement. The amount to be funded under this letter will be reduced in the manner designated by Parent only to the extent that Parent does not require all of the equity financing contemplated by the Aggregate Equity Financing Commitment (whether as a result of proceeds of the Rollover or otherwise) in order to consummate the transactions contemplated by the Agreement and fulfill all of its payment obligations thereunder; provided, that any such reduction shall be applied pro rata across all Commitment Amounts. Notwithstanding anything to the contrary herein, in no event shall any Equity Investor be obligated to (x) fund such Equity Investor’s Equity Financing Commitment at any time hereunder unless each of the conditions set forth in this Section 1 is satisfied and (y) contribute to, purchase or otherwise provide funds to Parent (or otherwise) in an amount (in the aggregate) in excess of such Equity Investor’s Equity Financing Commitment.

2.          Termination. This letter and the Equity Investors’ obligation to fund all or any portion of such Equity Investor’s Equity Financing Commitment will terminate automatically and immediately upon the earliest to occur of:

(a)          the valid termination of the Agreement in accordance with its terms;

(b)         the consummation of the Closing or, if later, the final determination of the Adjusted Merger Consideration, but only upon the payment in full of all Required Parent Payments; and

(c)         without limiting any rights of Parent under the Agreement, the assertion in writing in any claim, litigation or other similar formal proceeding, by the Company or any of its Affiliates or representatives of any claim, action, complaint, suit, demand, request for relief or proceeding of any nature (whether in equity, tort, contract or otherwise) (collectively, a “Proceeding”) against any Equity Investor, Parent or any other Parent Related Party (as defined below) in connection with or relating to this letter, the Guarantee by the Equity Investors in favor of the Company, dated as of the date hereof (the “Guarantee”), the Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) other than a Proceeding only asserting Non-Prohibited Claims (as defined below); provided, that, any such termination pursuant to this clause (c) shall only be effective if, prior to any such termination, Parent has first delivered a written notice to the Company pursuant to Section 15 requesting that such claim be withdrawn, dismissed or amended either (at the election of Parent) to remove such claim or remove Parent, any Equity Investor or any Parent Related Party (as applicable) and such claim is not irrevocably and unconditionally withdrawn, dismissed or amended to remove such claim or remove Parent, any Equity Investor or any Parent Related Party (as applicable) within five (5) Business Days after such written notice is delivered.

Upon termination of this letter pursuant to this Section 2 and except as set forth in the Guarantee, neither the Equity Investors nor any of their respective representatives or assignees shall have any further obligations or liabilities hereunder with respect to the Aggregate Equity Financing Commitment, which shall become null and void ab initio. Parent shall use reasonable efforts to promptly notify the Equity Investors upon obtaining actual knowledge of a purported or valid termination of the Merger Agreement by a party thereto.

3.          Representations and Warranties. Each Equity Investor hereby represents and warrants, on a several (and not joint or joint and several) basis, to Parent and the Company that: (a) it is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the applicable Laws of the jurisdiction of its organization; (b) it has all requisite power and authority to execute, deliver and perform its obligations under this letter; (c) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary entity action by it, and no other proceedings or actions are necessary therefor; (d) assuming due execution and delivery by the other parties hereto, this letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter, subject to the Remedies Exceptions; (e) the consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority if any, necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter; (f) all funds necessary to fulfill such Equity Investor’s Equity Financing Commitment (taking into account any portion thereof validly assigned to any other person in accordance with the terms hereof) shall be available to such Equity Investor at such time as such Equity Investor’s applicable Equity Financing Commitment becomes due and payable; and (g) the execution, delivery and performance of this letter by it does not and will not violate its organizational documents.

4.          Assignment; Amendments and Waivers; Entire Agreement.

(a)         The rights and obligations under this letter may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void and of no force or effect. Notwithstanding the foregoing, each of the Equity Investors may assign all or a portion of its obligations to fund such Equity Investor’s Equity Financing Commitment to any (i) Affiliate of such Equity Investor (other than Parent or any Subsidiary thereof), (ii) other Equity Investor or (iii) other third-party equity investor; provided that no such assignment shall (a) relieve such Equity Investor of its obligations hereunder except to the extent actually performed or satisfied by the assignee nor (b) reasonably be expected to impede or delay the Mergers or increase the risk of not obtaining any approval from a Governmental Authority necessary to consummate the Mergers.

(b)         This letter may not be amended, and no provision hereof waived or modified, except by a written instrument signed, in the case of an amendment, by each of the parties hereto and the Company, and in the case of a waiver, by the party against whom the waiver is to be effective and the Company.

(c)          Together with the Guarantee, this letter contains all of the terms and conditions agreed to by the parties hereto relating to the subject matter hereof and constitutes the entire agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, communications and understandings, both written and oral, among or between the parties hereto or their representatives with respect to the transactions contemplated thereby (other than the Agreement and the other agreements referred to herein or therein as being entered into in connection with the Agreement).

5.          No Third Party Beneficiaries. This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns and nothing set forth in this letter (except as expressly set forth immediately below) shall be construed to confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Equity Financing Commitments or any provisions of this letter; provided, however, that (a) Parent Related Parties (as defined below) are express, intended third-party beneficiaries of Section 6(a) hereof; and (b) the Company is an express, intended third party beneficiary of (x) the rights specified in its name in Sections 3, 4, 6(b), and 9 of this letter and (y) the rights of Parent under Section 1 solely in the event that the Company is entitled, in accordance with, and subject to, the express terms and conditions of Section 9.6 of the Agreement, to enforce Parent’s obligation to effect the Closing and cause the Equity Financing to be funded by each of the Equity Investors in accordance with the terms and conditions of this letter. In no event may the Company, the Company’s equity holders or any of their respective Affiliates or Representatives or any other Person (other than Parent at the direction of the Equity Investors in their sole discretion) enforce any aspect of this letter if the Parent Termination Fee becomes due and payable in accordance with Section 8.2 of the Agreement and the Obligations (as defined in the Guarantee) in respect of the Parent Termination Fee have been paid under (and in accordance with) the Guarantee and the Agreement.

6.           Limited Recourse; Enforcement.

(a)        Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Equity Financing Commitments provided herein, and the Company, in its capacity as a third party beneficiary solely as and to the extent specified in, and on the terms and subject to the conditions of, this letter, each covenants, agrees and acknowledges, for themselves and their respective Affiliates, that no Person other than Parent and the Equity Investors shall have any obligation, liability or commitment of any nature hereunder (on the terms and subject to the conditions set forth herein) or in connection with the transactions contemplated hereby, and that, notwithstanding that an Equity Investor or any of its permitted assigns may be a partnership or limited liability company, it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, shall be had against, and no personal liability shall attach to, any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, member, manager, general or limited partner, stockholder, portfolio company, financing source or Affiliate or assignee of any Equity Investor (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, member, manager, general or limited partner, stockholder, portfolio company, financing source or Affiliate or assignee of any of the foregoing) (each of the foregoing, other than Parent, Merger Subs and the Equity Investors, a “Parent Related Party,” and collectively, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity, or in tort, contract or otherwise) by or on behalf of any Equity Investor against any Parent Related Party, by the enforcement of any judgment or assessment or by any Proceeding, or by virtue of any applicable Law, or otherwise; provided that nothing herein shall limit (i) the rights of the Company against (A) Casago International, LLC under the Confidentiality Agreement, dated as of June 27, 2024 and (B) Roofstock, Inc. under the Confidentiality Agreement, dated as of September 5, 2024, solely in accordance with the terms and subject to the conditions thereof, (ii) the Company’s right, subject to the express requirements of Section 5 hereof and this Section 6, to enforce the terms and conditions of this letter specifically referenced in Sections 5 and this Section 6 (including specific performance of Parent’s obligation to cause the Equity Financing to be funded by each of the Equity Investors (which Proceeding may be brought directly against the Equity Investors) in accordance with the terms and conditions of this letter), (iii) the rights of the Company against Parent and/or Merger Subs under the Agreement, solely in accordance with the terms and subject to the conditions thereof,  and (iv) any other Retained Claim (as defined in the Guarantee); provided, however, that no Proceeding under clause (ii) may seek to cause any Equity Investor to contribute more than such Equity Investor’s Equity Financing Commitment to Parent (each of clauses (i) through (iv), a “Non-Prohibited Claim”).

(b)          This letter may only be enforced by Parent, and none of Parent’s creditors nor any other Person that is not a party to this letter shall have any right to enforce this letter or to cause Parent to enforce this letter except as specified in the proviso of the first sentence of Section 5 hereof. The exercise by Parent or the Company of any right to enforce this letter does not give rise to any other remedies, monetary or otherwise, such remedies being limited, as described in this letter, to those provided under the Guarantee. Notwithstanding anything to the contrary in this letter, each of the Equity Investors shall be entitled to assert as a defense to the obligation to fulfill such Equity Investor’s Equity Financing Commitment hereunder any defense that is or would be available to Parent under the Agreement (other than defenses arising based upon a lack of capacity, lack of authority, bankruptcy or insolvency or any other limitation to the enforceability or validity of, or defense based on the unenforceability or invalidity of, the obligations of Parent). Notwithstanding the foregoing, the Company shall be entitled to enforce the terms of this letter (to the extent provided in Section 5 hereof and this Section 6) or, in accordance with and subject to, the express terms and conditions of Section 9.6 of the Agreement to cause Parent to enforce the terms of this letter to cause the Equity Financing to be funded by each of the Equity Investors in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary in this letter, this Section 6(b) shall survive the termination and expiration of this letter.

7.          Sole Remedy. Without limiting the generality of Section 6 hereof, Parent shall not have any remedies against any Equity Investor or any of Parent Related Parties for any loss, damage or recovery of any kind (including consequential, indirect or punitive damages, and whether at law, in equity, based on contract, tort or otherwise) arising under or in connection with any breach of the Agreement or the failure of the transactions contemplated thereby to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to be made in connection therewith; provided, however, that the foregoing shall not limit Parent’s rights and remedies to enforce the express terms of this letter against the Equity Investors pursuant to and to the extent permitted by Section 6(b) or the Company’s rights with respect to Retained Claims.

8.         Guarantee. Concurrently with the execution and delivery of this letter, the Equity Investors are executing and delivering the Guarantee to the Company pursuant to which the Equity Investors are guaranteeing certain of Parent’s payment obligations under the Agreement.  The Company’s remedies against the Equity Investors under the Guarantee are, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company, the Company’s equity holders and any of their respective Affiliates against the Equity Investors arising as a result of the failure of the Closing to occur and termination of the Agreement in accordance with its terms, subject to the express terms and conditions of the Guarantee.

9.         Confidentiality. This letter shall be treated as confidential and is being provided solely in connection with the Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document (other than in or as contemplated by the Agreement or any other documents contemplated hereby or thereby), except with the written consent of each of the Equity Investors; provided that no such written consent shall be required for disclosures by Parent to the Equity Investors or any of their respective Representatives so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 9; provided, further, that any party hereto may disclose the existence of this letter: (a) to its Affiliates (as well as its limited partners and investors and bona fide potential limited partners and investors under a separate obligation of confidentiality), lenders and potential lenders under a separate obligation of confidentiality, and its and their respective members, investors and representatives in connection with the negotiation or furtherance of the transactions contemplated by the Agreement, (b) to an Equity Investor’s permitted assignees that are subject to a separate obligation of confidentiality, (c) to the extent required by any applicable Law or legal process (provided that the disclosing party, to the extent legally permitted, promptly notifies the non-disclosing parties in reasonable detail of the circumstances giving rise to such required disclosure, so that the non-disclosing parties can seek a protective order or other appropriate remedy), and (d) in connection with any Proceeding to enforce the terms of this letter, the Agreement and the transactions contemplated thereby or in connection with the enforcement of any such party’s rights under the Guarantee.

10.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This letter and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this letter or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)          In addition, each of the parties here (i) irrevocably and unconditionally submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in the event of any claim, action or proceeding between the parties hereto (whether in contract, tort or otherwise) arises out of or relating to this letter or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties hereto arising out of or relating to this letter or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each party hereto hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 15, such service to become effective ten days after such mailing.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10, (1) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (2) MAKES THIS WAIVER VOLUNTARILY.

11.        Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this letter.

12.        Counterparts. This letter and any amendments to this letter may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this letter by electronic transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this letter.

13.          Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this letter and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this letter and (c) the terms and provisions of this letter shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this letter.

14.         Severability. If any term or other provision of this letter is invalid, illegal or incapable of being enforced by any rule of law or equity, all other conditions and provisions of this letter shall nevertheless remain in full force and effect; provided, however, that this letter may not be enforced without giving effect to the limitation of the amount payable hereunder provided in Section 1(a) hereof, the conditions provided in clauses (1), (2), (3) and (4) of Section 1(a) hereof and the provisions of Section 2 and Section 6(a) hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.         Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by electronic mail, or by registered or certified mail, return receipt requested and postage prepaid, in each case, to the address set forth beneath each party’s respective signature hereto or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith, with a copy to such party’s legal counsel as set forth below its signature hereto. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of internationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of electronic mail, upon transmission if successfully transmitted during normal business hours and, if not, the next Business Day after the date when sent, and (d) in the case of mailing, on the third (3rd) Business Day following that day on which the piece of mail containing such communication is posted.

[Remainder of this page intentionally left blank.]

Very truly yours,

EQUITY INVESTORS:

ROOFSTOCK, INC.

By:	/s/ Gary Beasley
Name: Gary Beasley
Title: Chief Executive Officer

Roofstock, Inc.
2001 Broadway, 4th Floor
Oakland, CA 94612
Attn: Legal Department
Email: legalsupport@roofstock.com

with a copy to (which shall not constitute notice):

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Steven Levine
Email: slevine@fenwick.com

[Signature Page to Equity Commitment Letter]

MHRE STR II, LLC

By:	MHRE PARTNERS, LP,
a Delaware limited partnership

By:	MHRE Partners GP, LLC,
a Delaware limited liability company
its General Partner

By:	/s/ Randy P. Evans
Name: Randy P. Evans
Title: Vice President and Treasurer

4143 Maple Avenue
Ste 300
Dallas, TX 75219
Attention: Randy Evans
Email: rpe@miramarholdings.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP
2121 N Pearl St
Ste 900
Dallas, TX 75201
Attention: David Lange
Email: DLange@winston.com

[Signature Page to Equity Commitment Letter]

TRT INVESTORS 37, LLC

By:	/s/ Paul A. Jorge
Name: Paul A. Jorge
Title: Vice President and Secretary

4001 Maple Avenue
Ste 600
Dallas, TX 75219
Attention: Paul Jorge
Email: pjorge@trtholdings.com

with a copy to (which shall not constitute notice):

Winston & Strawn LLP
2121 N Pearl St
Ste 900
Dallas, TX 75201
Attention: David Lange
Email: DLange@winston.com

[Signature Page to Equity Commitment Letter]

Accepted and acknowledged:

PARENT:

CASAGO HOLDINGS, LLC

By:	/s/ Joseph Riley
Name: Joseph Riley
Title: President

15475 N Greenway Hayden Loop, Suite B2
Scottsdale, AZ 85260-1616
Attention: Joseph Riley
Email: joseph@patriotfamilyhomes.com

with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Christopher M. Barlow
Email: christopher.barlow@skadden.com

[Signature Page to Equity Commitment Letter]

ANNEX A

Equity Investor Commitments

Equity Investor	Commitment Amount
TRT Investors 37, LLC	U.S. $42,500,000
MHRE STR II, LLC	U.S. $42,500,000
Roofstock, Inc.	U.S. $40,000,000
Total:	U.S. $125,000,000